Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated March 15, 2006, accompanying the consolidated financial statements, schedules and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2005, of Tarragon Corporation incorporated by reference into the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Dallas, Texas
June 30, 2006